Exhibit 99.1


FOR IMMEDIATE RELEASE:                            CONTACT: Deborah H. Frankovich
                                                       Senior Vice President and
                                                               Treasurer
                                                              281-774-5100

PARACELSUS HEALTHCARE CORPORATION COMMENTS ON OUTSTANDING INTEREST PAYMENT


         HOUSTON, Texas, February 14, 2000 - Paracelsus Healthcare Corporation (NYSE: PLS) today announced that the scheduled February 15, 2000 interest payment of $16.25 million on its $325 million 10% Senior Subordinated Notes will not be paid tomorrow. The scheduled interest payment is subject to a 30-day grace period that will expire on March 16, 2000.

         Additionally, Paracelsus has retained the firm of Chase Securities Inc. as its financial advisor in connection with the exploration of alternatives with respect to Paracelsus' capital structure. The Company intends to engage in discussions with the holders of the $325 million Notes.

         Paracelsus Healthcare Corporation, a public company listed on the New York Stock Exchange, was founded in 1981 and is headquartered in Houston, Texas. Including a hospital partnership, Paracelsus presently owns or operates 10 hospitals in seven states, with a total of 1,287 beds. Additional Company information may be accessed through http://www.prnewswire.com under the Company's name.

         Certain   statements  in  this  press   release  are   "forward-looking
statements" made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Factors which may cause the Company's actual results in future periods to differ materially from forecast results include, but are not limited to: general economic and business conditions, both nationally and in the regions in which the Company operates; industry capacity; demographic changes; existing government regulations and changes in, or the failure to comply with government regulations; legislative proposals for healthcare reform; the ability to enter into managed care provider arrangements on acceptable terms; changes in Medicare and Medicaid reimbursement levels; liabilities and other claims asserted against the Company; competition; the loss of any significant customer; changes in business strategy, divestiture or development plans; the ability to attract and retain qualified personnel, including physicians; the continued listing of the Company's common stock on the New York Stock Exchange; the availability of capital at reasonable terms and conditions to fund working capital requirements and the expansion of the Company's business; its continued compliance with its existing debt covenants and its ability to obtain waivers in the event of noncompliance; the ability of the Company to utilize its tax assets; and the ability to satisfactorily restructure its balance sheet. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company is generally not required to, and does not undertake to update or revise its forward-looking statements.